Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics’ LuViva® Advanced Cervical Scan Detected 100% of

Precancers in New Blinded Clinical Study Presented at an International Cervical

Pathology and Colposcopy Conference

LuViva would eliminate nearly half of unnecessary biopsies;

Confirmed earlier studies by detecting more disease than HPV testing

LONDON (May 27, 2014) – The LuViva® Advanced Cervical Scan identified 100% of all cervical disease cases in a blinded clinical study presented at the International Federation for Cervical Pathology and Colposcopy (IFCPC) meeting in London on May 27, 2014. LuViva also correctly identified 44% of women who had a previous abnormal Pap test and who were determined to be false positives as part of the study. LuViva, a non-invasive device used to detect cervical disease instantly at the point of care, is a product of Guided Therapeutics, Inc. (OTCQB: GTHP) (OTCBB: GTHP).

“This study reinforces not only the superior performance of LuViva, but also highlights the clinical need for point-of-care results to eliminate the high number of unnecessary, painful and costly testing of conventional tissue sample methods such as biopsy,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “As we introduce LuViva into clinical settings around the world, not only are we positioned to address the tremendous unmet need in developed countries to reduce the high number of false positive results created by conventional testing but we see an even greater opportunity in the developing world to uncover disease where the infrastructure to support conventional, lab-based testing is not available.”

The study, titled “LuViva Cervical Scan as a Triage Test to Reduce Unnecessary Colposcopy and Biopsy,” was conducted on 55 women who had positive Pap tests and were referred to follow up visits with their gynecologist for a colposcopy exam and biopsy. Each subject served as their own control with biopsy being the gold standard for true positive diagnosis.

According to the conclusions of the study: “The high sensitivity, specificity and resulting high negative predictive value of LuViva imply that nearly half of the women currently undergoing colposcopy and biopsy could safely avoid those procedures, thereby improving clinic efficiency and resulting in significant savings to health care systems.”

In the same study, 76% of women tested positive for human papillomavirus (HPV). The HPV testing not only increased the number of false positives, but missed one of the 12 cases of disease correctly identified by LuViva and confirmed by biopsy.

The study was conducted by Dr. James Bentley, Secretary General of the IFCPC and Professor and Division Head of Gynecology Oncology at Dalhousie University School of Medicine in

Halifax, Nova Scotia and Dr. Richard Zane of the Atlanta Women’s Research Institute in Atlanta, Georgia. The study was partially funded by the National Cancer Institute.

About the IFCPC

The International Federation for Cervical Pathology and Colposcopy represents 37 National Pathology and Colposcopy Societies from around the world. The IFCPC’s 15th World Congress will bring together leading scientists, public health experts and policy-makers to translate recent momentous scientific advances into action that will address means to end the epidemic, within the current context of significant global economic challenges. For more information visit: http://ifcpc2014.com.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow-up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi- center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

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